Exhibit 99.1

Conference Call Transcript
SCST – Q4 2004 SCS Transportation Earnings Conference Call
Event Date/Time: Jan. 26. 2005 / 9:30AM ET

Operator

Good morning. My name is Angela and I will be your conference facilitator today. At this time, I would like to welcome everyone to the SCS Transportation fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions). On the call today, we have Bert Trucksess, Chairman, President and CEO; Jim Bellinghausen, Vice President of Finance and CFO; and Greg Drown, Treasurer. Mr. Drown, you may begin your conference.

Greg Drown - SCS Transportation — Treasurer

Thanks, Angela, and good morning to everyone. We trust you have a copy of our earnings release and it is available on our website.

As you know, the SEC encourages companies to disclose forward-looking information so investors can better understand the future prospects of the Company and make informed investment decisions. During this call, some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our earnings press release and our most recent SEC filings for more information on the risk factors that could cause actual results to differ. I’ll now turn the call over to Bert Trucksess.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Thank you, Greg, and good morning to everyone. As we conclude our second full year as an independent Company, we are pleased to report continuing growth in revenue and earnings. 2004 revenue increased 19 percent to almost $1 billion and net income increased 29 percent. Core operating performance for the year and the fourth quarter was actually stronger, but for the net effect of several items which you see cited in our earnings release.

In addition to our financial performance, 2004 was also important in building a foundation for additional growth and performance improvement as we head into 2005. Before I go into some details in the operating companies, Jim will first review our consolidated results.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Thank you, Bert, and good morning. Consolidated revenue for the fourth quarter was 252 million, up 21 percent from the fourth quarter of 2003. Excluding fuel surcharges, revenue was up about 16 percent. Operating income for the fourth quarter was 9.1 million, up 10 percent from the fourth quarter of 2003. Included in operating expenses is $3.8 million or 15 cents per share for the estimated actuarial development of prior-period workers’ compensation claims at Jevic. As a result of the fourth-quarter actuarial report, we have also increased Jevic’s workers’ compensation expense accrual by $300,000 per quarter on a prospective basis.

Our effective tax rate for the year was 39 percent, better than our expected rate of 40 percent due to the favorable resolution of various tax matters that resulted in a $600,000 fourth-quarter income tax benefit or about 4 cents per share. You may recall we had a similar favorable benefit of 6 cents per share in the fourth quarter of 2003. In 2005, we expect an effective tax rate of about 40 percent. Our net income was 4.6 million in the fourth quarter and earnings per share were 30 cents, equal to the fourth quarter 2003. Both the fourth quarter 2004 and 2003 were burdened by out of period insurance charges, 15 cents this quarter and 4 cents in a prior-year quarter. And both current and prior-year quarters benefited from favorable tax adjustments, 4 cents in 2004 and 6 cents in 2003. Additionally, the fourth quarter 2004 benefited from 3 cents in higher than anticipated property gains. Absent all these adjustments, our current quarter results were about a penny above the midpoint of our guidance range of 37 cents and a significant improvement over 2003 core earnings.

For the full year, Jevic’s workers’ compensation expense was $6 million higher than our original plan, including the $1.9 million charge in the third quarter and the $3.8 million charge in the fourth quarter. Approximately 4.4 million or 18 cents related to increases in the liability for claims from prior years and the remaining 1.6 million represented an increase in the estimated claim expense for 2004.

Full-year net capital expenditures for the acquisition of property and equipment were 56 million. Depreciation for the year was 48 million. We expect net capital expenditures for 2005 to be approximately 60 million and depreciation to be 50 million. We are also considering several strategic real estate opportunities with an existing geography of Saia that will likely increase capital expenditures by up to 25 million.

We had no borrowings under our revolving credit facility during the quarter. As of December 31, debt net of our $7 million cash position was 115 million and our net debt to capital ratio was 35 percent.

While the available borrowing capacity under our existing credit facility continues to give us flexibility to fund our growth initiatives, we are presently in the process of extending the maturity and increasing in the capacity to provide even more future flexibility. I’ll now turn it back to Bert to discuss details on operating company performance.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Thank you, Jim. I will briefly touch on fourth-quarter operating performance for both Saia and Jevic and provide some highlights on how each progress against our four strategic priorities, which are one, service, two, safety, three, organization development, and four, growing revenue and profitability.

At Saia, fourth-quarter revenue was 166 million, up 28 percent from the fourth quarter of 2003 and that was a 30 percent increase on a per day basis. With Clark revenue included in 2003, pro forma revenue per day increased 15 percent. Saia also improved its yield performance with LTL revenue per hundredweight, increasing 8 percent versus last quarter. The increase in LTL yield was 3 percent, excluding the impact of fuel surcharge.

After two years of flat to declining yields, this represents Saia’s second consecutive quarter of meaningful gains. Saia fourth-quarter operating income was 10.1 million, up 36 percent from last year. And the operating ratio improved 40 basis points to 93.9.

During 2004, Saia made overall progress on our four corporate priorities. First, service capabilities were improved with the successful integration and expansion into the Midwest. Over 1600 new direct service lanes were opened between the historical Saia geography and the Midwest. Additionally, the new Midwest markets were enhanced by including 2,600 new ZIP codes in direct service. Customer response has been very favorable, with growth in these lanes accounting for about one-fourth of the pro forma revenue gains in the fourth quarter. We believe these investments and additional coverage and service build the foundation for future profitable growth. Safety performance was mixed in 2004.

While Saia was challenged in the second quarter with accident severity and some increase in frequency throughout the year, investments in behavior-based training, communication and recognition should produce benefits in 2005.

Regarding our third priority, organization and resource development, Saia has a number of ongoing initiatives. These include investments in employee training and management development to improve performance and prepare the organization for growth initiatives; technology improvements that support process improvements and customer satisfaction; continued migration to a logistics post trailer fleet that supports improved operating efficiency and reduces shipment damages; and investments in key real estate to provide flexibility for long-term growth. With respect to our fourth priority, growth in profitability, Saia is building density in existing geography and gaining share and new interregional lanes. Saia generated double-digit revenue growth, increased yields, and gained momentum and cost-effectiveness in the fourth quarter. In 2005, Saia will continue to seek opportunities for additional geographic expansion to leverage its capabilities and customer relationships. Overall, we are encouraged with Saia’s progress and believe they’re positioned for continuing improvement going into 2005. Our intermediate goal is to further improve Saia’s operating ratio below a 93. And absent a new growth initiative, we believe this is achievable over the next 18 to 24 months.

Now, let’s move onto Jevic. Revenue was 86 million, up 11 percent from the fourth quarter of 2003. Revenue growth was primarily driven by improved yields on both LTL and truckload business. Overall revenue per hundredweight was up 9 percent, about 4 percent when you exclude fuel surcharge. Tonnage was up modestly. Jevic operating income for the quarter was 600,000 compared to 3 million in last year’s fourth quarter. Excluding the workers’ compensation charge, Jevic’s operating ratio improved to 94.9 versus 96.2 in the fourth quarter of 2003, due primarily to the property gains.

While Jevic’s 2004 progress on our four corporate priorities was mixed, we believe they are positioned for good improvement in 2005. First, on service, Jevic has an excellent service capability, but in 2004, our internal execution was not as consistent as planned.

In addition, a variety of external factors adversely affected our service consistency. Recently, we realigned and strengthened Jevic’s senior operating leadership group to accelerate the speed of improved execution. We believe this will enhance both service and cost efficiency.

On our second priority, safety, it is somewhat ironic that a year when we recorded large workers’ compensation charges, our current safety metrics were particularly strong. Lost time injury days and miles between preventable accidents both improved by over 25 percent due to training and effective ongoing risk management programs.

On organization development, Jevic succeeded in strengthening driver recruiting and lowering driver turnover after some midyear challenges. In response to competitive market pressures and in order to maintain its top tier driver compensation package, Jevic did increase driver wages beyond what we would have expected 12, even six months ago.

On our fourth priority, growth in profitability, Jevic was successful in yield and revenue management, but as previously mentioned, was challenged on cost as well as service consistency, which hurt volumes.

Moving forward, Jevic is focused on improving operational execution and achieving bottom-line gains through cost efficiency, service consistency, yield, and mix management. Jevic’s intermediate goal is to improve to a 95 operating ratio in the next 18 to 24 months. When that improvement is evident, we will look for additional growth initiatives.

Lastly, I would like to discuss our consolidated outlook for 2005. We continue to see a good economy. We use the blue-chip economic indicators as our source for economic projections and they have a consensus forecast for industrial production growth in 2005 of approximately 4 percent and a real GDP forecast of about 3.5 percent. We are optimistic about prospects for 2005 as we expect ongoing improvement from Company-specific initiatives as well as favorable industry supply/demand fundamentals. As a result, we expect 2005 consolidated earnings per share in a range of $1.65 to $1.80. Based on a number of factors that can cause quarter-to-quarter volatility in our earnings, we have decided to suspend the practice of providing quarterly earnings guidance.

In closing, we are encouraged by our Company’s positioning and our opportunities for continued improvement in future years. Now we’d be happy to open it up for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jack Waldo with Stephens Inc.

Jack Waldo - Stephens, Inc. — Analyst

Good morning, guys. My first question is kind of a housekeeping item. I missed, Jim, what you were saying with regard to the impact of the actuarial study on third-quarter results, both pre-tax, post-tax and then on the EPS line.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Sure. In the third quarter, you recall, we took a $1.9 million charge, which was actually management’s estimate of potential development. because we didn’t actually have the actuarial report at that point in time. And $250,000 for us is about a penny per share, so that was about an 8-cent charge.

Jack Waldo - Stephens, Inc. — Analyst

Okay. And then I wanted to focus a little bit — you said that you anticipate workers’ comp increasing by about 300,000 for quarter at Jevic; is that right?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Yes; when we did the actuarial study, Jack, in addition to getting kind of the historical point-in-time number, we also looked at the kind of rates that that suggested, and it indicated an increase of 300,000. If you go back to the release that we had in early January on that, this is an area that changes in performance and changes in how you set reserves. But it takes a much longer time for those changes to get recognized in an actuarial process. So we’re anticipating that for 2005, we will be looking at — it’s 300,000 a quarter of additional higher than anticipated accruals at Jevic.

Jack Waldo - Stephens, Inc. — Analyst

So it looks to me on the O/R, on annual basis, it could hurt you by 30 to 40 basis points. Is that —?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

That’s correct.

Jack Waldo - Stephens, Inc. — Analyst

And my question is with regard to your guidance, you’ve been pretty consistent in returning Jevic to a 95 O/R in the next several quarters. I would think that that goal might change due to this — well, but you guys weren’t necessarily expecting in expenses. Has something improved in other operations to offset these gains?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

What I said is we’re looking at 18 to 24 months to get to the goal of a 95. And I’m not sure we ever expected that we’d be there on a trailing twelve-month basis in the next couple of quarters. That would — I just don’t think that would be realistic. If we could do that, you know we’d be motivated to achieve that.

Kind of the two biggest factors that we have that may be have just pushed things out a little bit are this workers’ compensation charge and also the fact that there’s been a little bit of increased wage and cost pressure on purchase transportation. But the fundamental goal is still there and so maybe it’s just a little bit of a timing variance.

Jack Waldo - Stephens, Inc. — Analyst

Would you anticipate year-over-year operating margin improvement at Jevic?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

For the year?

Jack Waldo - Stephens, Inc. — Analyst

Yes.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Yes, absolutely.

Jack Waldo - Stephens, Inc. — Analyst

Okay. And with regard to Saia, do you anticipate any changes in workers’ comp or anything of that nature?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

We’ve had a more stable situation there where their deductibles and the methodology that they use to set initial case reserves has been more stable. So it’s — the process that we’ve had year after year, we would not anticipate that to surface a major change.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

I’d just add that both companies, obviously, are subject to medical inflation, which is a significant part of our workers’ comp compensation expense. And we don’t really see that as being curtailed in the near future.

Jack Waldo - Stephens, Inc. — Analyst

So is it fair to say — well when I look at our model based on ‘04 results in the next 18 to 24 months, we’ll see more steady improvement in the O/R at Saia and kind of more of a hockey stick type improvement at Jevic?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Your mean hockey stick in that you’ll be comparing to a year that had this large workers’ compensation charge the prior year?

Jack Waldo - Stephens, Inc. — Analyst

Yes.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

That would be true. But also remember when you compare at Saia, you’re going to have some year-over-year noise effects, like the Clark integration charges and for example in the second quarter last year, Saia had some higher accident expenses in that quarter. So you’ll have some — you’ll have to look at the specific year-over-year noise items.

Jack Waldo - Stephens, Inc. — Analyst

Okay. Makes sense. And the last question, you had mentioned some growth initiatives at Saia. Will those be more organically driven or will it be through acquisitions or both?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well our primary focus is in 2005 to build density in existing geography. And as we do that, we’re always going to keep an eye out for smart opportunities with the right value proposition to look at additional adjacent geography. And that could either be acquisition or it could be organic.

Jack Waldo - Stephens, Inc. — Analyst

As you look at the landscape, how would you characterize the possibilities for acquisition? How is the pricing? Do you see a lot of willing sellers?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

I wouldn’t want to speculate on that other than to say that over time, we’re optimistic that we’re going to find ways to be successful in expanding our geography.

Jack Waldo - Stephens, Inc. — Analyst

Fair enough. I appreciate it. Thanks.

Operator

Jason Seidl with Avondale Partners.

Jason Seidl - Avondale Partners — Analyst

Bert, Jim, Greg, how are you guys this morning? A couple of quick questions. Jim, I think I missed it when you talked about some of the property gains at Jevic. Now I’m assuming those were land sales and not equipment sales?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Jason, this was — in the third quarter, we had a real estate sale that we talked about in the last conference call, but the other gains that you saw in the fourth quarter were gains on revenue equipment.

Jason Seidl - Avondale Partners — Analyst

So it was rolling stock?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

That’s correct.

Jason Seidl - Avondale Partners — Analyst

Okay. Now, if I look at your release and I back out some of the numbers — if by back out that equipment sale at Jevic and I add back in the workers’ comp charge, is Jevic’s O/R about 96.5?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

It’s relatively flat with the prior quarter.

Jason Seidl - Avondale Partners — Analyst

Right. So it was a 96.6. So. Okay.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Yes, that’s about 0.10 of a point difference.

Jason Seidl - Avondale Partners — Analyst

Okay. I just wanted to make sure I had the numbers right. Bert, you also mentioned CapEx could go up by 25 million depending upon the opportunities for Saia. Are these opportunities to kind of upsize yourself at certain terminals that may be bottle necked? Or are these possible organic expansion opportunities for you?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Primarily the former. We — well, they are the former. Essentially, it’s an existing geography looking at taking facilities that are very full today and expanding the capacity to enable us to further grow in those markets. And we also have some situations in some of the Western states where we have leased facilities. And over the long-term, these are important cities and we’d want to strategically control those assets by owning them.

Jason Seidl - Avondale Partners — Analyst

Okay.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

So it’s basically those two things. There’s a couple of major projects in Texas, which is a long-term, mature market for Saia; Dallas and Houston in particular. And then in the Western states, we have several markets out there that have both grown and where we have lease facilities that we’d like to strategically control.

Jason Seidl - Avondale Partners — Analyst

Okay, two more quick questions.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

And by the way, Jason, I would say that you should assume that it’s likely that we’re going to spend a good bit of that 20 plus million.

Jason Seidl - Avondale Partners — Analyst

Okay. I’ll model that in. Two more quick questions, Bert and then I’ll pass the baton here. If I look at the way 2004 shaped up for Saia, the integrated Clark, when your projections were a little bit higher than they probably should’ve been initially, do you believe you’ve really begun to leverage the acquisition of Clark Brothers at Saia? Or should we look at 2005 as the first really good year to leverage that acquisition?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

I think we’ve had good progress and that will continue in 2005. And don’t forget one of the issues we had in the third quarter was it wasn’t just the Clark deal. It’s that we saw — we had seen a growth rate in June that did not get — just didn’t get sustained for a variety of reasons. And what we saw was that growth rate come down about 2 percentage points at a time when we were making service investments in the Company. And essentially, that growth rate, with the benefit of hindsight, we really had a June and July growth rate at Saia that was benefiting by some noise items and it wasn’t sustainable. And as it stabilized at a level about 2 points below that, the cost execution has been pretty consistent. And I would tell you that the growth rate that stabilized in September was the growth rate that continued through the fourth quarter.

Jason Seidl - Avondale Partners — Analyst

Okay, fair enough. Last one, Bert. Impressive yield gains. Nice — you guys are doing this for the second consecutive quarter. Hopefully, this is going to continue. We’ve heard a lot of clamoring about potential overcapacity in the LTL market. I’m not one of the believers of that. What were some of the reasons behind the yield gains at Saia? I mean have you been able to call some of the unprofitable freight and sign new business at higher rates?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

It’s just — it’s a function of Company priorities in a supply/demand market; a situation where we were able to have some greater success on contract renewals and retention of a general rate increase while at the same time, there was some business that was purged. So a combination of those factors. And I think it’s still a very competitive market. But just in terms of shades of grey, it’s improved from the standpoint of enabling us to get some better pricing.

Jason Seidl - Avondale Partners — Analyst

Fair enough. Guys, thanks a lot. Nice quarter.

Operator

Jordan Alliger with Deutsche Bank.

Jordan Alliger - Deutsche Bank Securities — Analyst

Hi, good morning. Just a couple of questions really. One, on the Jevic side, you mentioned that a key I think to getting the volumes going again is improving the service consistency. And I’m just curious what sort of things that might be looked at. And then secondarily, as you look at the Jevic volumes, which were, I guess modest growth in the fourth quarter, how quickly do you envision those service’s consistency efforts to take hold, assuming that the economy grows at the good pace you’ve discussed? Thanks.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, we expect to achieve improvement in service consistency in the first part of 2005 — this first quarter and continuing into the second quarter. So it’s definitely on the front burner as a priority at Jevic. And last year, Jevic had a little bit more effect from hours of service, both in terms of requiring us to change some of the ways we operate, but also, it made the cost, reliability and availability of purchase transportation more of an issue for us. We also saw a periods of peak demand, individual days that challenged us and these are all things we’re working on. I guess the simple answer in terms of achieving the consistency is just doing a better job at all the blocking and tackling while having the right sales and marketing initiatives to be targeting what’s the best revenue for Jevic’s network. So we’re encouraged that we’re going to have good improvement there in the front part of 2005.

Jordan Alliger - Deutsche Bank Securities — Analyst

Great. Thank you.

Operator

Adam Balomar (ph) with BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

Hey, guys. Thom Albrecht. I got conferenced in. How are you today?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Good, Thom. It sounds like the police are after you. We hear a siren.

Thom Albrecht - BB&T Capital Markets — Analyst

Yes, I’m on the run, actually. So sorry about that. I did miss the first few minutes and maybe you mentioned this. But first of all, on the workmen’s compensation charge in the fourth quarter, was that in salaries, wages, and benefits, because insurance was not abnormally high.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

That’s correct. That is a benefit. And when we — on the face of the income statement, we sometimes refer to insurance as including workers comp because when we do our insurance renewals, it’s part of that process. But it is not part of that line item on the financial statement.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. Because that’s actually kind of intriguing because then it looks like you leveraged your overhead a little bit more than the market might initially acknowledge. You reported on a consolidated basis salaries, wages, and benefits 56 percent of revenues. But I think I came up with 54.5 X the workers’ comp charge, which would be the best performance you’ve had in a long time. And does that point to the improved density at Saia in particular?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, I would like to say that. But I think, unfortunately, part of that is the noise that you get by having the inflation of fuel surcharge. And so if you go in and you adjust your expense as a percent of revenue to pull out fuel surcharge, it looks like — where are we, Jim?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

We actually — as (indiscernible) — salary wages and benefits as a percentage of revenue, excluding fuel surcharge, on a consolidated basis actually went up from about 58.6 percent to 60.8 percent. So there was some deterioration.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

And that would have been burdened by that workers’ compensation effect.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. I make that adjustment on a lot of the truckload guys, but I just don’t always do it on the LTL guys. But appreciate that.

In your 2005 guidance, would like to get a little color on what your approximate assumptions are for tonnage growth at Saia and/or pricing.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Yes, I guess we’re a little bit reserved on that because there’s a balancing act in our own Company negotiations based on market fundamentals as to what the trade-off is on volume versus success on price negotiations. So I guess the general answer I would give you is that we are still looking for volume growth in excess of those underlying economic indicators with good pricing on top of that. And at Jevic, we’re probably looking at economic or volume growth more like the general economy and pricing growth, because what we’d really like to do is stabilize the service consistency and cost before ramping up volume.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. So let me throw my own numbers your way then. Would 8 percent tonnage growth be too aggressive for Saia in 2005?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

If we were to do ranges, some of the ranges could be that high. But we’re kind of keeping the door open for volume price trade-offs. So I wouldn’t want to endorse that as the number, but it certainly is within the range.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. Because really I don’t know what to do with Jevic, you know, in terms of volumes. I’m — you kind of articulated not much growth there, continued O/R focus. Sometimes you grow 3 percent. This most recent quarter, you were down 0.8 of a percent. I mean I’m just going to assume probably half of GDP. Would that be fair?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, I think, again, that could be within a range. I would hope that the volume there is closer to the underlying economy.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. Alright. I understand there’s a dynamic there; only time will tell. What about your 2005 depreciation guidance? Did you give that, Jim?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Yes, we’re estimating depreciation expense of about 50 million.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, alright. And then what was in that other net of 166,000?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

The other net?

Thom Albrecht - BB&T Capital Markets — Analyst

Yes, below the line was 166.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Sure. The main thing we have — if you recall, we have what we call — it’s a deferred compensation plan. We’re required to actually record increases in liabilities for the deferred compensation plan above the line as an expense so that you get an offset for the increase in the value of the assets below the line as a gain, if you will, on those investments. So what you see in terms of 166 there is we actually take a slight penalty above the line for that and get the offset below the line.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

It’s the accounting commission we need for our deferred compensation plan.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. And then, on that $1.3 million gain, that was 100 percent revenue equipment, or was there a little bit of real estate this quarter too?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

No, that was all revenue equipment this quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

Alright. And then, just bear with me a second. I guess as a cycle ages, and your stock has kind of gone sideways here the last four to six months, do you have any concerns that so much of the compensation is tied to the stock price performance, because some years, truckers are in favor and some years they’re not. And you may be doing a good job and the market may not care that year.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, our — you’re talking about our long-term compensation plans?

Thom Albrecht - BB&T Capital Markets — Analyst

Exactly.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, I think the keyword is that they’re long-term in nature. And so over the long-term, we’re comfortable that to the extent there are pluses and minuses in the cycle, that those things even out. And essentially under our plan, a good bit of really the economic life of our long-term incentive, it’s to a large extent and eight-year cycle, because we have three-year performance measurements. There are cash payouts from those plans after three years based on our relative total shareholder return to our group of peers. And then we require that 50 percent of the proceeds on those plans be invested after-tax back into additional investment in SCS with a five-year hold. So this becomes and eight-year plan. It’s long-term in nature. Yes, there are cycles in our industry. But we like our long-term prospects, and we like having the plans have a long-term correlation. So we’re comfortable and like the structure.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. I’m just curious to hear your thoughts. I mean I guess if you have three years of managers griping at you that would be different. You mentioned also some changes at Jevic’s senior group. Can you expound on any personal changes you made there?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

We just added some resources. We took the different functions there. We added some resources. We moved people to positions where we think we best match strengths with opportunities. And we also supplemented the team there with additional commitment from a corporate resource. Dave Letke, who is our Vice President of Operations Planning, and Dave Gorman, is our newly appointed Senior Vice President of Operations. So we’re real excited about the capabilities of the team and are optimistic that they’ll be very successful on both helping on the service consistency and cost improvement.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. And is Paul Karvois still very much involved?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Oh, yes. Paul is the President of Jevic.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, alright. Okay. Well that’s all I had, guys. Appreciate the comments.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Thanks, Thom.

Operator

(Operator Instructions). Your next question comes from Art Hatfield with Morgan Keegan.

Art Hatfield - Morgan Keegan & Co. — Analyst

Morning, guys. Just a few questions. A further question on the workers’ comp charge, and really it’s kind of a technical question. But the after-tax charge was $3.8 million. What was the pretax number?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

No, Art, the pre-tax number was $3.8 million.

Art Hatfield - Morgan Keegan & Co. — Analyst

Pre-tax — oh, that’s right. Okay. So it was $15 million — or 15 cents per share pre-tax?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

15 cents per share is an after-tax.

Art Hatfield - Morgan Keegan & Co. — Analyst

Okay, but the pre-tax number is.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

That’s right. The math behind it, Art, is 3.8 million — we have a marginal tax rate of 38.5 percent, so 1 minus the marginal tax rate and you do the math and it comes out to about a little over — 15 cents a share on 15 million shares.

Art Hatfield - Morgan Keegan & Co. — Analyst

Okay, no, that’s helpful. Thank you. I had gotten myself confused on some of the numbers. The other thing is, can you talk a little bit about the tax matters that came up in the quarter, and if there’s anything kind of else outstanding out there that’s meaningful from a financial standpoint with regards taxes?

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

Yes. I mean from time to time, we resolve tax contingencies and sometimes those go — sometimes those are favorable and sometimes those were unfavorable, and this was an opportunity to resolve some of those matters favorably. And so as a result of that, we were able to eliminate a reserve that we previously had for those. And I guess as we sit here today on the horizon, I don’t see anything significant out there for the near future.

Art Hatfield - Morgan Keegan & Co. — Analyst

Okay. And one last thing — I guess this is probably for you, Bert. But with regards to your guidance, and I’m sorry if you talked about this and I missed it, but are there any assumptions in your ‘05 guidance with regards to geographic expansion — what you’re planning to do in that regard in ‘04 or in ‘05? Or is this, the $1.65 to $1.80 based on your current structure geographically?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

That’s a good question, because it is based on our current geography. So, and also, we talk about some of our margin improvement initiatives or profitability improvement. Sometimes on margins, just as we saw last year, sometimes you go sideways on margins to achieve a very large operating income benefit. And we think last year at Saia, even though the margin improvement wasn’t as a great as it would have been had we not had a geographic expansion, we wouldn’t have achieved the operating income growth in 2004 nor achieved the foundation for continued growth in the future. So I guess the short answer is the guidance assumes status quo operation. And when we talked about operating ratio improvement at Saia, the time frame I gave was assuming that we didn’t have a geographic expansion because sometimes you do go sideways and have to defer your timing, but you’ve upsized the operating income and overall profits of the Company.

Art Hatfield - Morgan Keegan & Co. — Analyst

Right. Thanks for that. that was helpful, Bert.

Operator

Your next question comes from Dana Ceese (ph) with Bear Stearns.

Dana Ceese - Bear Stearns — Analyst

Just had a quick question on tonnage at Saia. I guess on a daily basis was up around 21 percent this quarter. I was wondering if you guys could break that out net Clark.

And then, I don’t know if you have any of the data in October, November, and December, but just kind of you know, how it trended across the quarter.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

On a pro forma basis, LTL tonnage increase, including Clark, was up a little over 5 percent.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, it’s about 5.5 percent. And it would have roughly been the same for the individual months within the quarter. There wasn’t a whole lot of noise within the individual months.

Dana Ceese - Bear Stearns — Analyst

Okay. So you guys —

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Relative to seasonal trends.

Dana Ceese - Bear Stearns — Analyst

Right, right. I mean you saw the normal seasonal drop off in late December, but that wasn’t anything out of the ordinary. What about in January so far? Has it been pretty solid? Are you seeing any slowdown in the economy at all, or has it been pretty good so far?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

You know, January is kind of a quirky month. And it’s such a short period, I wouldn’t want to draw any conclusions other than it’s a slow seasonal time period, and we haven’t fundamentally changed any of our run rate outlooks for 2005 based on anything we’ve seen in January.

Dana Ceese - Bear Stearns — Analyst

Right, okay. So it hasn’t — I mean on a year-over-year basis, there hasn’t been anything all that surprising?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

No.

Dana Ceese - Bear Stearns — Analyst

Okay, great. So in terms of that October, November, December time frame, were any of the months that much stronger than the others? Or as you said, was it pretty flat throughout that time period?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

They were both relatively consistent with normal seasonality patterns.

Dana Ceese - Bear Stearns — Analyst

Okay. Alright-ey. Well thank you very much. I appreciate it.

Operator

You have a follow-up question from Jack Waldo with Stephens, Inc.

Jack Waldo - Stephens, Inc. — Analyst

I was hoping to get a comment on — well a little bit more color on first quarter with regard to Clark. I know I guess you purchased Clark on February 16th of last year. And if I recall, Clark’s O/R for the time that it was part of Saia was about a 90 percent. So I’m just wondering how is that going to skew the year-over-year comparison?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

Well, we’re going to still have some noise in that we’ll only have half of a quarter. So we’ll have a current year quarter with an operation fully included and versus a prior year with half a quarter. We’ll avoid the $1 million or so of integration charges that was booked in that first quarter. And last year, we had the bias of whenever a trucking company in the first quarter gets — all you had to do was book all of March, and you didn’t have to include January or February, then that’s a pretty good — that’s going to give you a pretty good period. So last year, we did get a little bit of distortion in that Clark — the half of the quarter that we owned at Clark was the good half. That is, all of March and just half of February. So you’ll get a little bit of distortion there.

Jack Waldo - Stephens, Inc. — Analyst

Do you remember — I want to say that it was a 90 O/R for the time that you had Clark and (indiscernible) it’s about a 93. Does that sound right for the whole quarter?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

I’d have to go back and look at those numbers. It’s my recollection that they did have some — they didn’t have a real great January because of weather issues. But their March and second half of February was much better than what the whole quarter would have been.

Jim Bellinghausen - SCS Transportation — VP Finance, CFO & Secretary

And, Jack, if you’re talking about the period of time that we owned them prior integration, recall that we also took out some of their cost immediately, some of their senior executives. So it’s a little unfair to compare that calculated O/R with their prior year.

Jack Waldo - Stephens, Inc. — Analyst

Would you be surprised if Saia’s overall O/R didn’t improve in the first quarter over the year-ago period, I guess would be another way of asking it.

Bert Trucksess - SCS Transportation — Chairman, President & CEO

I expect their O/R to improve.

Jack Waldo - Stephens, Inc. — Analyst

Okay. I appreciate it. Thanks.

Operator

At this time, there are no further questions. Mr. Trucksess, are there any closing remarks?

Bert Trucksess - SCS Transportation — Chairman, President & CEO

No. We appreciate everybody joining us and we’ll look forward to talking to you next in April. Thanks, everybody.

Operator

This concludes today’s SCS Transportation conference call. You may now disconnect.